EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

             We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 3, 2000 relating to the consolidated financial statements and financial statement schedule of DeCrane Holdings Co. for the four month period ended December 31, 1998 and the year ended December 31, 1999, and of DeCrane Aircraft Holdings, Inc. (predecessor) for the year ended December 31, 1997 and the eight month period ended August 31, 1998, which appear in DeCrane Holdings Co.’s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated October 1, 1999 relating to the financial statements of Custom Woodwork & Plastics, Inc., which appears in DeCrane Holdings Co.’s Current Report on Form 8-K filed on October 19, 1999. We also consent to the incorporation by reference of our report dated January 18, 2000 relating to the financial statements of The Infinity Partners, Ltd., which appears in DeCrane Holdings Co.’s prospectus dated February 10, 2000 filed pursuant to Rule 424(b)(3) on February 11, 2000. We also consent to the incorporation by reference of our report dated April 14, 2000 relating to the financial statements of Carl F. Booth & Co., Inc., which appears in DeCrane Holdings Co.’s Current Report on Form 8-KA filed on June 16, 2000. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
January 18, 2001